CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the "Agreement") is made and entered into as the 4th day of April, 2007, but effective as of the 1st day of May, 2007, by and between Jimmy D. Wright ("Consultant") and Westside Energy Corporation (the "Company").

RECITALS:

WHEREAS, the Company desires to engage Consultant to provide to the Company certain consulting services described herein relating to the Company’s business (the "Services"), and Consultant is willing and desires to be engaged by the Company to provide the Services to the Company, upon the terms, provisions and conditions set forth hereinafter; and

WHEREAS, the Company and Consultant desire to set forth the terms, provisions and conditions of Consultant's engagement by the Company;

AGREEMENTS:

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged by each of the Company and Consultant, each of the Company and Consultant hereby agrees as follows:

l. Engagement. Subject to the terms, provisions and conditions hereinafter stated, the Company hereby engages the Consultant to provide the Services to the Company, and Consultant hereby accepts such engagement. The Services shall be consulting services relating to the Company’s business with respect to the following matters:

(a)	Non-material litigation involving the Company;

(b)	Location, identification and making of recommendations for the acquisition of additional properties by the Company;

(c)	Review, analysis, and assistance in negotiating the acquisition of oil and gas properties selected by the Company;

(d)	Assistance of the Company in curing any title problems that it encounters in connection with its properties:

(e)	Assistance of the Company in pursuing its exploration, development, operational, and drilling activities: and

(f)	Such other consulting services with respect to which Consultant has expertise and the willingness to provide as from time to time may be requested by the Company.

Notwithstanding anything else contained herein, Consultant shall not be obligated to provide any consulting services with respect to any of the following matters:

(t)	Matters pertaining to the Company’s financial or accounting situation or financial statements;

(u)	Mergers, acquisitions, tender offers, joint ventures, and other similar transactions involving the Company;

(v)	New products or discoveries, or developments concerning customers or suppliers relating to the Company (such as gaining or losing a contract);

(w)_ Changes in control or management of the Company;

(x) Any change in the Company’s auditors;

(y)	Events regarding the Company’s securities, such as defaults in senior securities, splits, dividend changes, public or private sales of additional securities; or

(z) Bankruptcy or receivership involving the Company.

Consultant may be required to provide Services at the Company’s principal executive office if necessary and reasonable (or such other location as shall be necessary and reasonable), otherwise Consultant may provide Services from his home office. To the extent requested by the Company, Consultant shall provide Services on at least ten (10) days per each month during the term in which Consultant is providing Services to the Company, pro rated for any stub month during which such term commences or terminates. Consultant shall undertake such travel as shall be necessary and reasonable for Consultant to provide Services hereunder. In providing Services hereunder, Consultant shall use reasonable efforts, and shall perform such duties in a competent, professional and good workman-like manner.

2. Compensation. (a) As compensation for providing the Services, the Company shall pay to Consultant a daily rate of $1,000 for each day on which Consultant provides Services to Consultant hereunder; provided, however, that the Company shall pay to Consultant at least $10,000 per each month during the term in which Consultant is providing Services to the Company (i.e. for at least ten days of Services per month), pro rated for any stub month during which such term commences or terminates. Consultant shall be entitled to two bi-monthly payments each in the amount of $5,000, which may be paid in accordance with the customary payroll procedures of the Company from time to time in effect so long as they are paid every two weeks, more or less. If Consultant provides Services on more than ten (10) days in a month during the term in which Consultant is providing Services to the Company, then Consultant shall be entitled to invoice the Company for the monthly fees in excess of $10,000, and the Company shall remit the payment of the excess fees with the next bi-monthly payment that becomes due 10 days after the invoice is submitted.

(b) The Company also agrees to continue Consultant’s coverage in the Company’s medical plan throughout the term in which Consultant is providing Services to the Company. The Company agrees to waive the COBRA premium for this period of time, provided the Consultant elects such coverage under COBRA.

(c) The Company shall reimburse Consultant, from time to time, for all actual, reasonable and necessary business expenses incurred by Consultant on behalf of the Company, to the extent that Consultant has presented to the Company documentary evidence, such as a receipt or a paid bill, that states sufficient information to establish the amount, date, place, and the essential character of the expenditure for each such expenditure.

3. Term. (a) The term during which Consultant shall be required to provide Services to the Company shall begin on the effective date hereof and shall continue until terminated in accordance with either subsection (b) or (c) immediately below.

(b) Consultant may, at his election, terminate his engagement hereunder at any time more than four months after the effective date hereof for any reason by giving written notice to the Company as to his election to terminate, and thereupon Consultant's engagement with the Company will terminate after the expiration of 30 days after the giving of the notice, or (if later) on the date specified in the notice.

(c) The Company may, at its election, terminate Consultant's engagement hereunder at any time more than 12 months after the effective date hereof for any reason by giving written notice to Consultant as to the Company's election to terminate, and thereupon Consultant's engagement with the Company will terminate after the expiration of 30 days after the giving of the notice, or (if later) on the date specified in the notice.

(d) Either Consultant or the Company may, at their separate elections, terminate Consultant's engagement hereunder at any time upon a "Change in Control" after the giving of 15 days written notice to the other, and thereupon Consultant's employment with the Company will terminate 15 days after the giving of the notice or (if later) on the date specified in the notice. For purposes of this Agreement, a "Change in Control" shall mean the approval by the stockholders of the Company of: (i) a merger, consolidation, share exchange or reorganization involving the Company, unless the stockholders of the Company, immediately before such merger, consolidation, share exchange or reorganization, own, directly or indirectly immediately following such merger, consolidation, share exchange or reorganization, at least 80% of the combined voting power of the outstanding voting securities of the corporation that is the successor in such merger, consolidation, share exchange or reorganization in substantially the same proportion as their ownership of the voting securities of the Company immediately before such merger, consolidation, share exchange or reorganization; (ii) a complete liquidation or dissolution of the Company; or (iii) an agreement for the sale or other disposition of all or substantially all of the assets of the Company.

4. Confidentiality.

(a) "Confidential Information" means and refers to information and materials belonging to the Company that are not generally known outside the Company, including, without limitation, customers and customer lists, pricing policies, operational procedures, sources of supply, methods, formulae, processes, software programs, hardware configurations, know-how, computer programs and access codes, technological information, information relating to the cost of its products and services, marketing strategies, and any other information which bears a logical relationship to the Confidential Information described above such that Consultant knows or should logically conclude that the Company regards the information to be Confidential Information. Confidential Information shall not include any knowledge or information that is already known to the general public as of the date of this Agreement, or that becomes known to the general public after the date of this Agreement through no breach of Consultant's confidentiality obligations.

(b) Consultant hereby recognizes and acknowledges that Consultant may receive Confidential Information from the Company or may develop Confidential Information on the behalf of the Company. Consultant hereby agrees to maintain on a confidential basis all Confidential Information, and Consultant agrees that Consultant shall not, without the prior express written consent of the Company, use for Consultant's or anyone else's benefit or disclose to any other person any Confidential Information, except in connection with Consultant's work on behalf of the Company. Consultant hereby acknowledges that, as between the Company and Consultant, the Company has the complete, sole and full right, title and interest in and to the Confidential Information, and that Consultant has no rights, expressed or implied, with respect to the foregoing other than those expressly provided for to the contrary in a writing signed by both the Company and Consultant. Consultant further agrees that Consultant shall, immediately upon the Company's request, return to the Company all written Confidential Information and all writings regarding oral Confidential Information whether such writings were authorized or not. Consultant hereby agrees that the confidentiality agreement provided for hereby shall last with respect to any Confidential Information for five years after such Confidential Information is disclosed by the Company to Consultant or developed by Consultant on behalf of the Company, as the case may be.

(c) Each of the Company and Consultant hereby acknowledges that they expect that, for purposes of providing Services hereunder, Consultant will not need any material non-public information (for purposes of United States Federal and state securities laws) with respect to the Company or its securities (“Material Non-Public Information” herein), and that Consultant does not wish to receive any Material Non-Public Information. The Company hereby agrees that, unless otherwise consented to by Consultant in writing, the Company shall not provide or make available to Consultant any Material Non-Public Information. The Company further agrees that, if despite the preceding provisions the Company makes available to Consultant, either through inadvertence or otherwise, without his prior written consent, any adverse Material Non-Public Information, Consultant shall have the right (if at that time he genuinely intends to sell some or all of the securities of Company owned by him) to require the Company to disclose immediately the related Material Non-Public Information to the public and to the SEC by the filing of a Form 8-K; provided that the Company shall have the right to delay taking the foregoing action for five business days after it receives written notice from Consultant of the exercise of his right to compel disclose, if the Company has a legitimate corporate objective (unrelated to the market price of the Company’s securities) for delaying such action. The Company acknowledges that Consultant will rely on the foregoing when transacting in the securities of Company.

5. Property of the Company. Consultant agrees that, upon the termination of Consultant's engagement with the Company, Consultant will immediately surrender to the Company all property, equipment, funds, lists, books, records, and other materials of the Company or any affiliate thereof in the possession of or provided to Consultant.

6. Law Governing. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS.

7. Notices. Any notice or request herein required or permitted to be given to any party hereunder shall be given in writing and shall be personally delivered or sent to such party by prepaid mail at the address set forth below the signature of such party hereto or at such other address as such party may designate by written communication to the other party to this Agreement. Each notice given in accordance with this paragraph shall be deemed to have been given, if personally delivered, on the date personally delivered, or, if mailed, on the third day following the day on which it is deposited in the United States mail, certified or registered mail, return receipt requested, with postage prepaid.

8. Headings. The headings of the paragraphs of this Agreement have been inserted for convenience of reference only and shall in no way restrict or modify any of the terms or provisions hereof.

9. Severability. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid, and enforceable.

10. Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, whether written or oral, relating to the subject matter hereof.

11. Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of each party hereto and his, her or its respective successors, heirs, assigns, and legal representatives, but neither this Agreement nor any rights hereunder may be assigned by any party hereto without the consent in writing of the other party.

12. Remedies. No remedy conferred by any of the specific provisions of this Agreement is intended to be exclusive of any other remedy, and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise. The election of any one or more remedies by any party hereto shall not constitute a waiver of the right to pursue other available remedies.

IN WITNESS WHEREOF, the undersigned have set their hands hereunto as of the first date written above.

  "COMPANY"

WESTSIDE ENERGY CORPORATION

By:_______________________________________
Douglas G. Manner, Chief Executive Officer

Address: 3131 Turtle Creek Blvd, Suite 1300
Dallas, TX 75219

"CONSULTANT"

        __________________________________________
Jimmy D. Wright

Address: 62 Hope Farm Road
Missouri City, Texas 77459